Exhibit 10.1

American Tower Corporation Notice of Grant of Performance-Based Restricted Stock Units Agreement (U.S. Employee / Time) ([Position])	American Tower Corporation ID: 65-0723837 116 Huntington Ave Boston, MA 02116

Administrator 116 Huntington Avenue 11th Floor Boston MA United States 02116	Participant Name: PSU Number: Plan: ID:

American Tower Corporation, a Delaware corporation (the “Company”), hereby grants to the Participant named above (“you”) an award of performance-based restricted stock units (the “PSUs”) representing the right to receive a number of shares of Common Stock, par value $0.01 per share (the “Stock”) of the Company equal to, higher than or lower than (including zero) the number of PSUs subject to your Target Award (as set forth below) on the terms of this Notice of Grant of Performance-Based Restricted Stock Units Agreement (this “Agreement”), subject to your acceptance of this Agreement and the provisions of the American Tower Corporation 2007 Equity Incentive Plan, as amended from time to time (the “Plan”).

Date of Grant:	, 20

Performance Period:	January 1, 20 to December 31, 20

Target Award:

Target AFFO per Share Growth Level	AFFO per Share representing growth of % over prior year actual AFFO per Share (the “Target AFFO per Share”)

Threshold AFFO per Share Growth Level	% of the Target AFFO per Share

Maximum AFFO per Share Growth Level	% of the Target AFFO per Share

A number of PSUs (which number could be zero) will vest and any underlying shares will become issuable on the third anniversary of the Date of Grant (the “Scheduled Vesting Date”), subject to the terms of this Agreement, including but not limited to Section 3, and the terms of the Plan.

American Tower Corporation	Date

By your signature below, you agree with the Company to the terms of this Agreement.

Participant	Date

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Alternative (for electronic award administration):

Participant’s Online Acceptance is required through E*TRADE

I understand that I must accept this grant online through my E*TRADE account. By doing so I acknowledge that I agree with the Company to the terms of this Agreement, and I intend that by clicking the “Accept” button for this grant package to have the same force in all respects as my handwritten signature.

Terms of Performance-Based Restricted Stock Units

1. Plan Incorporated by Reference. The provisions of the Plan are incorporated into and made a part of this Agreement by this reference. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan. The Committee administers the Plan, and its determinations regarding the interpretation and operation of the Plan and this Agreement are final and binding. The Board may in its sole discretion at any time terminate or from time to time modify and amend the Plan as provided therein. You may obtain a copy of the Plan without charge upon request to the Company’s Human Resources Department.

2. Grant of Award. The Company has granted to you a total target award of PSUs set forth on the Notice of Grant (“Target Award”), subject to the terms of this Agreement and the terms of the Plan. One third of your Target Award will be eligible to be earned in each year (“Yearly Target Award”) within the three-year performance period set forth on the Notice of Grant (the “Performance Period”). The number of PSUs actually earned in respect of any year during the Performance Period (the “Banked PSUs”) will be determined as set forth in Sections 3 and 6 below. Each Banked PSU represents the right to receive one share of Common Stock upon vesting and settlement in accordance with the terms of this Agreement.

3. Performance Goals. (i) Subject to Section 3(ii), the Banked PSUs earned in respect of each year during the Performance Period will be determined based on the Company’s actual growth in Adjusted Funds From Operations per share (“AFFO per Share”) (as defined below) in such year against the Performance Goal for such year set forth below. Growth in AFFO per Share will be determined based on the AFFO per Share as of last day of the applicable year compared to AFFO per Share as of the last day of the immediately preceding fiscal year. The Company’s AFFO per Share for any year will be equal to (x) Adjusted Funds From Operations, as defined by the Committee on the Date of Grant, as of the last day of the year, divided by (y) the diluted weighted average of shares of Common Stock outstanding on the last day of the year. The Threshold, Target and Maximum AFFO per Share Growth Levels for each year within the Performance Period are set forth on the Notice of Grant.

Should the Company’s actual AFFO per Share for a year: (i) be below the Threshold AFFO per Share Growth Level for a year, you will earn 0% of your Yearly Target Award for such year; (ii) equal to the Threshold AFFO per Share Growth Level for a year, you will earn 75% of your Yearly Target Award for such year; (iii) equal to the Target AFFO per Share Growth Level for such year, you will earn 100% of your Yearly Target Award for such year; or (iv) equal to or exceed the Maximum AFFO per Share Growth Level for such year, you will earn 200% of your Yearly Target Award for such year. Should the Company’s actual AFFO per Share for a year fall between the Threshold AFFO per Share Growth Level and Target AFFO per Share Growth Level, you will earn an additional 3.5% of your Yearly Target Award for such year for each 1% of incremental growth above the Threshold AFFO per Share Growth Level. Should the Company’s actual AFFO per Share for a year fall between the Target AFFO per Share Growth Level and Maximum AFFO per Share Growth Level, you will earn an additional 14.25% of your Yearly Target Award for such year for each 1% of incremental growth above the Target AFFO per Share Growth Level.

The Committee will determine the level of achievement against the Performance Goal for a given year and the Banked PSUs earned by you in respect of such year of the Performance Period at a reasonably practicable time following the close of such year but no later than the anniversary of the Date of Grant in the following year.

Your right to any Banked PSUs earned as set forth in this Section 3(i) in respect of any year in the Performance Period will remain subject to the vesting conditions set forth in Section 4 herein.

(ii) Notwithstanding any provision herein to the contrary, in the event of a Change of Control (as defined below) during the Performance Period, your total Banked PSUs earned for the Performance Period under this Agreement will be equal to the sum of (a) Banked PSUs earned in respect of any year prior to the year in which the Change of Control occurs, (b) a number of PSUs earned for each fiscal quarter in the year in which the Change of Control occurs completed prior to the date of the Change of Control determined by multiplying (x) your Yearly Target Award by (y) the percentage determined under Section 3(i) above using (I) a measurement period equal to such completed fiscal quarters in lieu of a year and (II) a prorated Threshold AFFO per Share Growth Level, Target AFFO per Share Growth Level and Maximum AFFO per Share Growth Level for the year in which the Change of Control occurs determined by multiplying each such Level by a fraction the numerator of which is the number of completed fiscal quarters in such year and the denominator of which is four, (c) a number of PSUs earned for each fiscal quarter in the year in which the Change of Control occurs not completed prior to the date of the Change of Control determined by multiplying (x) your Yearly Target Award by (y) a fraction the numerator of which is the number of such uncompleted fiscal quarters in such year and the denominator of which is four, and (d) a number of PSUs earned for each year remaining in the Performance Period following the year in which the Change of Control occurs equal to your Yearly Target Award for each such year.

Your right to your total Banked PSUs earned for the Performance Period as set forth in this Section 3(ii) will remain subject to the vesting conditions set forth in Section 4 herein.

For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Severance Policy – Executive Vice Presidents and Chief Executive Officer under the American Tower Corporation Severance Plan, as amended from time to time (the “Severance Plan”).

4. Vesting of PSUs. Subject to Section 6, your total Banked PSUs earned for the Performance Period will vest and become payable on the Scheduled Vesting Date stated on the first page of this Agreement, provided you are employed by the Company or any of its Affiliates on such date and subject to the other terms hereof. Subject to Sections 6 and 7, within sixty (60) days after the Scheduled Vesting Date, the Company will deliver to you or your legal representative the number of shares of Stock underlying your Banked PSUs.

5. Dividend Equivalents. At the time the Company delivers shares of Stock in respect of your vested Banked PSUs under Section 4 or Section 6, as applicable, the Company will also pay you a lump sum cash amount equal to the cash dividends you would have received had you held such shares of Stock from the Date of Grant through the date of your receipt of such shares of Stock in settlement of your Banked PSUs. No interest will accrue on such dividend equivalents. No amounts will be paid in respect of unearned, unvested or forfeited PSUs.

6. Termination of Employment. (i) Subject to Section 6(ii) below, upon termination of your employment with the Company and its Affiliates for any reason prior to the Scheduled Vesting Date, you will forfeit all of your PSUs awarded under this Agreement (including any Banked PSUs), together with any accrued dividend equivalents, as of the date of termination and all such PSUs and accrued dividend equivalents will be canceled for no value.

(ii) Subject to Sections 7 and 8 herein, in the event of (x) your Disability, (y) death or (z) termination of your employment with the Company and its Affiliates due to a Qualified Retirement (each, a “Separation Event”) during the Performance Period, your total Banked PSUs earned for the Performance Period under this Agreement will be equal to the sum of (a) Banked PSUs earned in respect of any year prior to the year in which the Separation Event occurs and (b) in the case of a Qualified Retirement occurring on or after July 1, Disability or death, a number of PSUs determined by multiplying (x) the number of Banked PSUs you would have earned in respect of the year in which the Separation Event occurs calculated under Section 3(i) (or, if applicable, under Section 3(ii) but not in respect of any year(s) remaining in the Performance Period following the year in which the Change of Control occurs) by (y) a fraction the numerator of which is the number of complete months you worked during such year and the denominator of which is twelve (12). Your total Banked PSUs earned under this Agreement as set forth in this Section 6(ii) will vest and become payable to you on the anniversary of the Date of Grant in the year following the year in which the Separation Event occurs and the Company will deliver to you or your legal representative the number of shares of Stock underlying your total Banked PSUs determined under this Section 6(ii) within sixty (60) days following such time; provided, however, if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i) or any successor provision, on the date of your Qualified Retirement, then, irrespective of any other provision contained in this Agreement, any shares vesting pursuant to a Qualified Retirement shall be delivered on the first day of the seventh month following the date of your Qualified Retirement (or, if earlier, the date of your death). At such time, you will forfeit any unearned PSUs, together with any accrued dividend equivalents, and all such unearned PSUs and accrued dividend equivalents will be canceled for no value.

(iii) For purposes of this Agreement, (i) “Qualified Retirement” shall mean that (a) you have a combined age and years of service with the Company and its Affiliates of at least 65 years, provided further that you must (I) be at least 55 years old and (II) have a minimum of five years of service with the Company and its Affiliates, (b) you experience a “separation from service” within the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and (c) you execute a release containing non-compete, non-solicitation and non-disparagement provisions in a form and with the content satisfactory to the Company; and (ii) “Disability” shall have the meaning set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(iv) Authorized leave of absence or absence on military or government service shall not constitute termination of your employment for this purpose so long as either (i) such absence is for a period of no more than 90 calendar days or (ii) your right to re-employment after such absence is guaranteed either by statute or by contract.

7. Withholding Taxes. The Company shall withhold from issuance in settlement of your total Banked PSUs the number of shares of Stock (valued at their Fair Market Value on such vesting date) necessary to satisfy the minimum tax withholding obligations arising from your receipt of such shares of Stock; provided, that the Company may permit, at the discretion of the President and Chief Executive Officer, Chief Financial Officer, or the Executive Vice President, Chief Administrative Officer and General Counsel, you to pay the associated tax withholding obligations to the Company in cash (in lieu of the Company withholding shares of Stock), if you submit a written request therefor in advance and remit to the Company such payment no later than the date of delivery of the remaining shares to you in settlement of your total Banked PSUs. The cash payment of the accrued dividend equivalents is treated as taxable income and added to the value of the total Banked PSUs. Notwithstanding the foregoing, tax withholding with respect to the issued shares of Stock and cash payment of dividend equivalents shall be first applied against the cash payment of dividend equivalents and, accordingly, may reduce the total number of shares required to be withheld in order to satisfy the minimum withholding tax obligation.

8. Termination; Forfeiture. Notwithstanding any other provision of this Agreement, you shall be obligated to (i) transfer to the Company any shares of Stock previously issued upon vesting of PSUs and dividend equivalents and (ii) pay to the Company all gains realized by any person from the disposition of any such shares if: (I) your employment with the Company or any Affiliate is terminated for cause or (II) following termination of employment for any reason, either (A) the Company determines that you engaged in conduct while an employee that would have justified termination for cause or (B) you violate any applicable confidentiality or non-competition agreement with the Company or any Affiliate. Termination for cause means criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to your job responsibilities, fraud, dishonesty, self-dealing, breach of your obligations regarding the Company’s intellectual property, or willful misconduct that the Committee determines to be injurious to the Company.

9. Compliance with Law; Lock-Up Agreement. The Company shall not be obligated to issue any shares of Stock upon vesting of your Banked PSUs unless the Company is satisfied that all requirements of law or any applicable stock exchange in connection therewith (including without limitation the effective registration or exemption of the issuance of such shares under the Securities Act of 1933, as amended, and applicable state securities laws) have been or will be complied with, and the Committee may impose any restrictions on your rights as it shall deem necessary or advisable to comply with any such requirements; provided that the Company will issue such shares on the earliest date at which it reasonably anticipates that such issuance will not cause such violation. You further agree hereby that, as a condition to the issuance of shares upon vesting of your Banked PSUs, you will enter into and perform any underwriter’s lock-up agreement requested by the Company from time to time in connection with public offerings of the Company’s securities.

10. Rights as PSU Holder or Stockholder. PSUs are unfunded, unsecured obligations of the Company. You shall not have any rights under the PSUs until all conditions that are required to be met in order to issue the underlying shares of Stock have been satisfied. You shall have no rights as a stockholder with respect to any shares of Stock covered by the PSUs until the issuance of such actual shares of Stock.

11. Effect on Your Employment. Neither the adoption, maintenance or operation of the Plan nor the award of the PSUs and the dividend equivalents with respect to your Banked PSUs confers upon you any right to continue your employment with the Company or any Affiliate, nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such employment or service at any time, including, without limitation, the right to promote, demote or reassign you from one position to another in the Company or any Affiliate. Unless the Committee otherwise provides in any case, your employment with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

12. Nontransferability. You may not assign or transfer the PSUs or any rights with respect thereto, including without limitation, the dividend equivalents with respect to the PSUs, except by will or by the laws of descent and distribution or to the extent expressly permitted in writing by the Committee.

13. Corporate Events. The terms of the PSUs and the dividend equivalents with respect to the PSUs may be changed without your consent as provided in the Plan upon a Change of Control or certain other corporate events affecting the Company. Without limiting the foregoing, the number and kind of shares or other securities or property issuable upon settlement of the PSUs may be changed, the vesting schedule may be accelerated, the PSUs may be assumed by another issuer, or the PSUs may be terminated, as the Committee may consider equitable to the participants in the Plan and in the best interests of the Company.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the United States of America and the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts except to the extent the laws of any other jurisdiction are mandatorily applicable.

15. Amendment and Termination of the PSUs. The PSUs and the dividend equivalents with respect to the PSUs awarded hereunder may be amended or terminated by the Company with or without your consent, as permitted by the Plan.